UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  July 26, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On July 30, 2010, HECO issued a news release, “Hawaiian Electric files 2011 rate request to help increase use of clean energy and maintain reliable service.” A copy of the news release is attached hereto as Exhibit 99 and incorporated by reference into this Item 7.01.

Item 8.01  Other Events.

A.  The following is an update to the HECO discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under “Most recent rate requests - HECO” and “Most recent rate requests — MECO — 2010 test year rate case,” which is incorporated herein by reference to pages 64-68 and 71, respectively, of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2010.

HECO 2011 Test Year Rate Case

On July 30, 2010, HECO filed a request with the Public Utilities Commission of the State of Hawaii (PUC) for a general rate increase of $94 million, or 5.4% over the electric rates currently in effect, based on a 2011 test year, the estimated impacts of the implementation of decoupling as proposed in the PUC’s separate decoupling proceeding and depreciation rates and methodology as proposed by HECO in a separate depreciation proceeding. Excluding the effects of the implementation of decoupling, the effective revenue request is $113.5 million, or 6.6%. The request includes an increase of $54 million, or 3.1% (or $74 million, or 4.3% without the implementation of decoupling), primarily to pay for major capital projects and operating and maintenance costs to maintain service reliability. The remainder of the request is to recover the costs for several proposed programs to help reduce Hawaii’s dependence on imported oil, further increase reliability and increase fuel security.

The request is based on a 10.75% return on average common equity (ROACE), an 8.54% return on rate base (ROR), a $1.57 billion average rate base and a capital structure which includes a 56% common equity capitalization. HECO’s electric rates currently in effect include annual interim rate increases of $77.5 million granted by the PUC in HECO’s 2007 test year rate case and $73.8 million granted by the PUC in HECO’s 2009 test year rate case, which are subject to final decisions from the PUC, and are subject to refund with interest if and to the extent that the final decisions provide for a lesser increase.

The proposed rate increase would recover investments in capital projects completed or to be completed since the 2009 test year rate case (e.g., higher depreciation expense), including investments in the 110 MW biofuel generating facility that were not part of the 2009 test year rate case and Phase 1 of the East Oahu Transmission Project (which was placed in service on June 29, 2010); increased costs to support the integration of more renewable energy generation; other improvements and higher operation and maintenance costs required to maintain and improve system reliability.

Maui Electric Company, Limited (MECO) 2010 Test Year Rate Case

In a rate case, the PUC may grant an interim rate increase (subject to refund with interest pending the final outcome of the case) if the PUC determines that the public utility is probably entitled to an increase in its rates. On July 27, 2010, the PUC issued an interim Decision and Order (D&O) granting MECO an increase of $10.3 million in annual revenues, or 3.3% over revenues currently in effect. The tariff changes implementing the interim increase will be effective August 1, 2010. If the amount collected pursuant to the interim rate increase exceeds the amount of the increase ultimately approved in the final D&O, then the excess would have to be refunded to MECO’s ratepayers, with interest.

The interim increase is based on the settlement agreement (executed and filed on June 21, 2010 by MECO and the Consumer Advocate), which included a 10.5% ROACE, an 8.43% ROR and a $387 million average rate base. The interim increase also reflects the temporary approval of new depreciation rates and methodology proposed by MECO in a separate depreciation proceeding.

In the settlement agreement, the parties agreed that the final rates set in MECO’s 2007 test year rate case may impact revenues at current effective rates and at present rates, and the amount of the stipulated interim rate increase will be adjusted to take into account any such changes.

B.  The following is an update to the HECO discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under “Other developments — Advanced Metering Infrastructure,” which is incorporated herein by reference to page 76, of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2010.

Advanced Metering Infrastructure

On July 26, 2010, the PUC issued an Order denying HECO, HELCO and MECO’s (collectively, the utilities) requests for an extended pilot test of their Advanced Metering Infrastructure (AMI) system and smart meters on Oahu, and dismissing the utilities’ AMI application, without prejudice. In its Order, the PUC reiterated its support for an AMI and smart grid concept to reduce the state’s dependence on fossil fuels, but noted that future AMI and smart grid applications should include or be preceded by an overall smart grid plan or proposal filed with the PUC. As of June 30, 2010, the utilities did not have any deferred costs related to the AMI project proceeding. Management is currently evaluating the PUC’s Order and the future plans for AMI.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit 99                                             News release dated July 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President,	Senior Vice President and
Treasurer and Chief Financial Officer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: July 30, 2010	Date: July 30, 2010